EXHIBIT 10.21

EMPLOYMENT AGREEMENT

          This EMPLOYMENT AGREEMENT, dated as of May 15, 2000 between BIONEBRASKA, INC., a corporation incorporated and existing under the laws of Delaware and having its office at 3820 NW 46th Street in Lincoln, Nebraska (hereinafter referred to as "Company"), and DAVID S. WALKER, residing currently at 150 Riverview Road, Glastonbury, Connecticut 06033  (hereinafter referred to as the "Executive").

          WHEREAS the Company desires to employ the Executive as its Senior Vice President and Chief Financial Officer and, as such, as a member of its management group; and the Executive desires to be so employed:

          NOW THEREFORE, in consideration of the foregoing and of the mutual promises hereinafter set forth, the parties hereto agree as follows:

1.       Employment: Powers and Duties.

          The Company hereby employs the Executive as its Senior Vice President and Chief Financial Officer, pursuant to the provisions of this Agreement.  The Executive shall generally have the responsibilities, duties and functions as set forth in Annex A attached.  The Executive shall perform services in such capacity for the Company and for any of its affiliates or subsidiaries with such authority and with such powers and duties as may be prescribed or assigned to him from time to time by the Board of Directors of the Company and by the Chairman of the Board and the C.E.O.  In performing his services hereunder, he shall report to the Chairman of the Board and C.E.O. and consult with the President, particularly on matters affecting the science of the Company.

2.       Exclusivity.

          During the term of his employment hereunder, the Executive will devote his best efforts, energy, skill and resources to his duties hereunder and to the affairs and interests of the Company and its affiliates, joint ventures and subsidiaries and will not, without the approval of the Board of Directors of the Company or the Chairman of the Board and C.E.O., actively engage in consulting for, or in the conduct of, any other business for profit.

3.       Direct Compensation

          During his employment hereunder, the Executive shall receive salary at the annual rate of two hundred twenty thousand dollars ($220,000).  This compensation will be paid in equal monthly installments. All required tax and other deductions will be made from such installments.  At the end of each calendar year under this Agreement, the performance of the Executive will be reviewed.  In the event that his performance and contributions to the Company have been in accordance with or exceeding expectations for the particular calendar year, it is anticipated that, assuming the Company's situation permits, the Executive will receive a positive adjustment to his salary level over that obtained in the previous year.

          In addition, assuming the Company's situation permits, the Board of Directors of the Company or the CEO (in their sole discretion) may establish for any calendar year an appropriate incentive or bonus program which can provide to individual members of the management group of the Company, including the Executive, additional incentive compensation in the event that certain goals, to be mutually agreed upon by the Company and each group member, are met or that substantial business contributions, not in the ordinary course of his or her duties, are made by the Executive or other members of the management group to the business of the Company during the calendar year.

4.       Additional Benefits.

          (A)     The Executive shall be provided with such health and sickness, accident, hospitalization, disability, life and other insurance benefits as are generally provided under the Company's and/or its affiliates' group policies. This will include life insurance coverage of at least $100,000 for the Executive.

          (B)     When and if instituted, the Executive shall be provided with such savings and retirement plan benefits as may be provided in general for employees under the Company's plans, as adopted or amended from time to time, based on his compensation received from the Company from time to time.  The Company has established a 401(K) Plan for retirement savings for all employees.  Initial Company contributions to this Plan are expected to be small or non-existent until funding or profits of the Company permit (as determined in the sole discretion of the Board of Directors) one or more of such contributions from time to time.

5.       Long-Term Stock Option Incentives.

          The Executive shall be allotted an incentive stock option under the Company's 1993 Stock Plan, as amended, covering a total of fifty thousand (50,000) shares of the Company's Common Stock.  This option will be vested and become exercisable thereafter in three equal annual installments over the three years, beginning as of the date which is one year after the date of this Agreement.  The option price will be $12.50 per share, being the fair market value of the shares at the time the options are granted, as determined by the Board of Directors.

          The Executive will be eligible for one or more additional participations under stock plans of the Company if and to the extent that the Chairman of the Board and C.E.O. or the Board of Directors at the relevant time, in their respective sole discretion, shall consider that the work and contributions of the Executive merit such participation.

6.       Expenses.

          The Company shall reimburse to the Executive all reasonable travel, hotel, entertainment and other out-of-pocket expenses which he may from time to time incur in the course of carrying out his duties for the Company and any of its affiliates, joint ventures or subsidiaries.

          The Company shall reimburse the Executive's reasonable costs of moving his household to Lincoln from his current location in Connecticut.  The Company will also reimburse the reasonable costs for the Executive and/or his wife to make one or more trips to Lincoln from Connecticut to locate housing.

7.       Non-Competition.

          (A)     During the term of his employment hereunder, and for a two-year period thereafter but only in the event that the Company shall in its sole discretion continue to pay compensation to the Executive after termination of his employment at a rate per month equal to at least one half of the monthly salary rate enjoyed by the Executive prior to the termination of his employment hereunder, the Executive agrees that, unless he obtains written consent from the Company covering a particular planned competitive activity, the Executive shall not directly or indirectly engage in, consult for, be employed by or finance any business activity that is competitive with the businesses which are being conducted or are planned to be conducted by the Company or by any affiliate, joint venture or subsidiary or client or customer of the Company at the particular time. The foregoing notwithstanding, the Company shall have no obligation, in the event of his termination of employment for any reason, to pay any continuing compensation under this Section 7 to the Executive or, in the event such continuing compensation is paid for one or more months, to continue to pay such compensation. In the event any such continuing compensation is not paid, or is terminated after one or more monthly payments, the foregoing restrictions on competitive activity shall not apply thereafter.

          (B)     In no event without receiving the Company's prior written consent will the Executive, at any time during his employment hereunder or within a period which is two years after termination for any reason of his employment hereunder:

(i)	preempt, divert, disrupt or otherwise interfere with any business relationship of the Company, or of any of its affiliates, joint ventures or subsidiaries, with any of the clients, customers or business contacts of the Company or of any of its affiliates, joint ventures or subsidiaries; or

(ii)	employ or solicit for employment for his own or another's benefit, as employee, partner, consultant, independent contractor or otherwise, or directly or indirectly suggest to others to employ or to solicit for employment, any person who is at the time employed by the Company or by any affiliate, joint venture, subsidiary, client or customer of the Company.

8.       Intellectual Property Rights.

          (A)     As between the Company or any of its affiliates, joint ventures or subsidiaries, as the case may be, and the Executive, all products, know-how, methods, processes, discoveries, materials, ideas, strategies, creations, inventions, medical or clinical ideas, results or innovations and properties pertaining or relating to the businesses of the Company, or of any affiliate, joint venture or subsidiary of the Company, which the Executive may create by himself or with others or to which he may become exposed, whether or not developed or invented by the Executive and whether or not developed or discovered during regular working hours, shall be the sole and absolute property of the Company or the particular affiliate, joint venture or subsidiary, for any and all purposes.  The Executive shall not claim to have, under this Agreement or otherwise, any right, title or interest of any kind or nature in any of the foregoing.

          (B)     The Executive acknowledges that in the course of his employment hereunder he will make use of, be exposed to, acquire and add to Confidential Information of the Company and its affiliates, joint ventures and subsidiaries as well as of its customers, clients and other persons and entities having a business relationship with the Company, relating to such matters as trade secrets, products, technical systems, processes and procedures, clinical ideas, results or innovations, know-how, inventions, manuals, confidential reports, plans, properties, strategies and customer or investors’ business (referred to as “Confidential Information”); and that such Confidential Information will have a special and unique nature and value.  The Executive agrees that with respect to any and all of the foregoing Confidential Information, during and following the term hereof, and for so long as same remains confidential (and beyond this time should loss of confidentiality be caused directly or indirectly by the Executive), he will not, for any purpose (unless otherwise agreed to by the Company in writing), divulge, disclose, use or otherwise exploit any of such Confidential Information or let or suffer others to use or otherwise exploit such Confidential Information for any purpose other than for the benefit of the Company or its affiliates, joint ventures or subsidiaries, as the case may be.

9.       Term of Employment.

          The Executive's employment shall continue indefinitely hereunder, unless and until terminated by either party upon delivery of six months' prior written notice of termination to the other party.

          Notwithstanding the foregoing, the Company shall be entitled by notice in writing to the Executive to terminate forthwith his employment with the Company under this Agreement if he shall have engaged in any willful misconduct or misconduct involving negligence or commit any material breach of his obligations or duties to the Company or the Company’s employees hereunder.

10.     Vacation.

          The Executive shall be entitled to four weeks of vacation in each calendar year.

11.     Return of Documents in Hard Copy or Electronically Stored.

          The Executive shall promptly, upon the termination of his employment with the Company hereunder, deliver and transfer over to the Company all copies, both in hard copy and electronically created and/or stored, of reports, memoranda, accounts, laboratory, clinical and other notebooks, records, correspondence and e-mail (“Company Documents”) which may have been prepared by him or have come into his possession or control in the course of his employment and the discharge of his duties hereunder.  Unless otherwise agreed to in writing by the Company or unless the particular item has been published in the public domain, the Executive shall not retain any of copies of Company Documents, either in the form of hard copy or in electronically stored form.

12.     Notices.

          All notices hereunder shall be in writing and delivered personally or by registered or certified mail which shall be addressed to the Company at its principal office, marked to the attention of the Chairman of the Board and C.E.O. and to the Executive at the address stated in the first paragraph of this Agreement, or in either case at such other address as shall have previously designated in writing by the party to whom the notice is to be sent to the other party.  Any such communication so sent by mail shall be deemed made or given upon mailing.

13.     Miscellaneous.

          The BioNebraska Employee Handbook (the “Handbook”) has been furnished to the Executive and shall form part of this Agreement.  The Executive agrees to comply with operational rules of the Company as adopted from time to time and set forth in the  Handbook.  This Agreement constitutes the entire agreement of the parties hereto relating to the subject matter hereof and there are no written or oral terms or representations made by either party relative to the subject matter hereof other than those contained herein.  All of the terms and provisions of this Agreement shall be binding upon, and shall inure to the benefit of and be enforceable by and against, the parties to this Agreement and their respective heirs, executors, and successors in interest.  The provisions of Sections 7, 8, 11, 13 and 14 hereunder shall survive the termination of this Agreement to the extent necessary to accomplish the purposes of the provisions in such Sections.

14.     Governing Law.

          This Agreement shall be governed by, and construed in accordance with, the laws of Nebraska.

          IN WITNESS WHEREOF, the Company has caused this Agreement to be executed by its duly authorized officer and the Executive has executed this Agreement, as of the date first written above.

BIONEBRASKA, INC.

	By	/s/ Thomas R. Coolidge
Thomas R. Coolidge
Chairman of the Board and C.E.O.

/s/ David S. Walker
DAVID S. WALKER
(the Executive)

BIONEBRASKA, INC.

ANNEX A

CHIEF FINANCIAL OFFICER

          The CFO of BioNebraska will have responsibility for implementing and monitoring all financial activities of the Company. These activities will include disbursements, appropriate record keeping, report and financial statement preparations, budgeting and expenditure tracking and continuous attention to expenditure savings in all activities of the Company. The CFO will be responsible for liaison with the Company’s independent accountants and, where appropriate, will be the Company’s spokesman on financial and related matters with stockholders, potential investors and the financial media. The CFO will periodically prepare appropriate financial projections for the Company and its key medical and other programs, will assist the CEO in developing, maintaining and updating the Company’s business plan. He will be responsible for the preparation and integration of operating budgets for the Company and its various departments as well as capital budgets for facilities construction and other activities. He will also track compliance with budgets. He will assist the officers of the Company in designing and implementing systems for budgeting and tracking budgeted operations, as well as capital project activities, expenditures and implementations. The CFO will have such other responsibilities as may be assigned to him by the CEO or the Board of Directors and will report to the CEO.